Exhibit 99.1

             Snap-on Announces 2006 Third-quarter Results

                Net Sales Up 8.2%; EPS Increases 33.3%

    KENOSHA, Wis.--(BUSINESS WIRE)--Oct. 23, 2006--Snap-on
Incorporated (NYSE:SNA), a leading global innovator, manufacturer and marketer of tools, diagnostics and equipment solutions for professional users, today announced third-quarter 2006 results.

    -- Net sales of $599.5 million increased $45.4 million, or 8.2%, over prior year due primarily to increased sales in the OEM equipment solutions business, growth in emerging markets, higher sales of equipment, and increased sales to U.S.
        industrial customers.

    -- Operating earnings of $46.2 million increased 7.9% over prior year, despite $9.7 million of higher stock-based and performance-based incentive compensation.

    --  Net earnings were $28.2 million or $0.48 per share.
        Third-quarter 2005 net earnings of $21.0 million, or $0.36 per share, included $2.8 million, or $0.05 per share, of additional U.S. income tax expense related to the repatriation of foreign earnings under the American Jobs Creation Act.

    "We are encouraged with the progress made to date in executing our strategic initiatives to improve customer service and satisfaction, strengthen our brands and improve our global supply chain," said Jack
D. Michaels, Snap-on chairman, president and chief executive officer. "We believe our third-quarter performance reflects the continued progress being made against these objectives. I wish to thank our associates worldwide for their diligent efforts in achieving this performance."

    Snap-on Tools Group operating earnings were $15.7 million for the third quarter of 2006 on segment sales of $243.9 million. This compares to operating earnings of $20.1 million on segment sales of $244.8 million in the prior year.

    As a percentage of sales, operating earnings were 6.4% in the third quarter of 2006 compared with 8.2% in 2005. Operating earnings in 2006 were reduced by higher planned spending of $5.5 million to support the previously announced strategic supply chain and franchise improvement initiatives, the impact of a less favorable sales mix, and higher production and material costs. These decreases in year-over-year operating earnings were partially offset by $6.1 million of savings and productivity enhancements from rapid continuous improvement actions.

    Sales of $243.9 million in the quarter were essentially flat with the $244.8 million reported a year ago. International sales in the quarter increased 2.1% year over year largely due to growth in the U.K. and favorable currency translation, while sales in North America were down 1.0%. In the United States, a 3.9% year-over-year decline in the average number of franchisees during the quarter was partially offset by a 2.0% increase in average sales per franchisee. The company believes the increase in average sales per franchisee is a result of the strategic initiatives being implemented to improve the franchise system. The company anticipates that the decline in the average number of franchisees will moderate over the next several quarters.

    Commercial and Industrial Group operating earnings of $23.3 million in the third quarter of 2006 were up 30.9% year over year on segment sales of $287.0 million compared with operating earnings of $17.8 million on $262.4 million of segment sales a year ago.

    Operating earnings as a percentage of sales increased to 8.1% in the third quarter of 2006 compared with 6.8% in 2005. The $5.5 million increase in operating earnings primarily reflects the impact of the higher sales volume and pricing, as well as benefits from ongoing cost reduction, low cost sourcing and continuous improvement actions, including benefits from prior restructuring actions. These increases in operating earnings were partially offset by continued investment spending related to the expansion of distribution and manufacturing in emerging markets and lower-cost regions.

    Sales in the third quarter of 2006 were up 9.4% year over year (up 7.0% excluding currency) largely due to sales growth in emerging markets, higher worldwide sales of under-car equipment products, increased sales to U.S. industrial customers, and higher sales of power tools in the United States.

    Diagnostics and Information Group operating earnings were $16.5 million on segment sales of $131.7 million in the third quarter of 2006 compared with $11.8 million of operating earnings on $100.4 million of segment sales a year ago.

    Operating earnings of $16.5 million were up $4.7 million from the prior year driven primarily by higher year-over-year sales and benefits from improved productivity and previous cost reduction initiatives, partially offset by higher spending to support strategic growth initiatives. As a percentage of sales, operating earnings were 12.5% in the third quarter of 2006 compared with 11.8% in 2005.

    Sales in the third quarter of 2006 increased $31.3 million year over year reflecting higher sales in the OEM equipment solutions business, as well as increased sales of handheld diagnostics and information products.

    Financial Services operating earnings were $3.0 million on $11.3 million of revenue in the third quarter of 2006 compared with $3.6 million of operating earnings on $13.1 million of revenue a year ago. The decrease in operating earnings primarily reflects the impact of lower net interest spreads and lower originations.

    Corporate general expenses of $12.3 million in the third quarter of 2006 were up from $10.5 million in 2005, primarily due to $6.4 million of increased stock-based and performance-based incentive compensation, partially offset by $3.8 million of benefits from cost reduction initiatives.

    "We are pleased with the substantial improvements realized in our Commercial and Industrial and Diagnostics and Information businesses," said Michaels. "The focus on emerging markets, new products and rapid continuous improvement, combined with the progress being made on our Snap-on Tools' initiatives, supports our continued optimism about the opportunity for long-term profitable growth."

    Outlook

    Snap-on will continue to implement its 2006 strategic priorities, including its focus on product innovation, improving manufacturing costs and process effectiveness, growth initiatives in emerging markets, and its actions to further enhance value and service to Snap-on's franchisees and customers. The completion of the ProQuest Business Solutions acquisition, which was separately announced today, is expected to expand Snap-on's solutions offering for global automotive OEM dealerships, create new customer relationships and product integration opportunities, and accelerate earnings and cash flow growth.

    As previously announced, the costs to enhance field support and for other franchise system initiatives in the Snap-on Tools Group are anticipated to be $5 million to $7 million in 2006, of which $4.5 million has been incurred to date. Snap-on continues to believe that the implementation of its other customer service and supply chain initiatives, along with new marketing programs, will require spending of $8 million to $10 million in 2006, of which $6.6 million has been incurred to date.

    The company remains encouraged by the progress to date in the Commercial and Industrial and Diagnostics and Information segments. The Financial Services segment is expected to continue to be challenged by higher interest rates, and its operating results for full-year 2006 are expected to be lower than the results achieved a year ago. Based on these factors, Snap-on expects continued year-over-year earnings improvement in the fourth quarter of 2006.

    On May 16, 2006, Snap-on disclosed that it had reached an agreement to settle certain legal matters related to certain then current and former franchisees on a class basis. The settlement contains provisions that allow Snap-on to terminate the settlement agreement if more than a specified percentage of certain franchisees elect to opt out of the class; based on the level of opt outs to date, those percentages will not be exceeded. The terms of the settlement are subject to final court approval, as well as other usual and customary conditions. The court's review and possible final approval of the proposed settlement, absent any appeal, are expected to occur in the fourth quarter of 2006. In connection with the resolution of this matter, Snap-on expects to pay an estimated $38.0 million to the claimants, including attorneys' fees, costs and expenses. This amount is subject to change depending on the actual number of claimants and the funds paid out as a result of the payment formulas included in the agreement.

    Conference Call and Webcast at 10:00 a.m. Eastern Today

    A discussion of this release will be webcast at 10:00 a.m. Eastern today, and a replay will be available for at least 10 days following the call. To access the webcast, visit www.snapon.com, click on Snap-on Corporate and then on Investor Events in the drop-down menu under Investor Information. Additional detail about Snap-on is also available on the Snap-on Web site.

    Forward-looking Statements

    Statements in this news release that are not historical facts, including statements (i) that include the words "expects," "plans," "targets," "estimates," "believes," "anticipates," or similar words that reference Snap-on or its management; (ii) specifically identified as forward-looking; or (iii) describing Snap-on's or management's future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that this news release contains statements, including earnings projections, that are forward-looking in nature and were developed by management in good faith and, accordingly, are subject to risks and uncertainties regarding Snap-on's expected results that could cause (and in some cases have caused) actual results to differ materially from those described in any such statement. The company's actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause the company's actual results to differ materially from those contained in the forward-looking statements include those found in the company's reports filed with the Securities and Exchange Commission, including the information under the "Safe Harbor" and "Risk Factors" headings in its Annual Report on Form 10-K filing dated February 21, 2006, its Form 10-Q filing dated July 26, 2006, and in its Form 8-K filing dated July 27, 2005, all of which are incorporated herein by reference, and Snap-on's and ProQuest Company's ability to complete all conditions to the closing of Snap-on's acquisition of ProQuest Business Solutions, including receipt of all regulatory approvals, and Snap-on's ability to successfully integrate this business. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release.

                         SNAP-ON INCORPORATED
                 Consolidated Statements of Earnings
             (Amounts in millions, except per share data)
                             (unaudited)


                            Three Months Ended     Nine Months Ended
                           --------------------- ---------------------
                              2006       2005       2006       2005
                           ---------- ---------- ---------- ----------

Net sales                  $   599.5  $   554.1  $ 1,817.4  $ 1,745.2
Cost of goods sold            (339.3)    (306.9)  (1,015.9)    (972.5)
                           ---------- ---------- ---------- ----------
Gross profit                   260.2      247.2      801.5      772.7
                           ---------- ---------- ---------- ----------

Financial services revenue      11.3       13.1       34.2       43.4
Financial services
 expenses                       (8.3)      (9.5)     (26.2)     (30.5)
                           ---------- ---------- ---------- ----------
Operating income from
 financial services              3.0        3.6        8.0       12.9

Operating expenses:
 Selling, general and
  administrative expenses     (217.0)    (208.0)    (665.8)    (661.2)
 Litigation settlement             -          -      (38.0)         -
                           ---------- ---------- ---------- ----------
Total operating expenses      (217.0)    (208.0)    (703.8)    (661.2)
                           ---------- ---------- ---------- ----------

Operating earnings              46.2       42.8      105.7      124.4

Interest expense                (4.5)      (5.6)     (13.6)     (17.1)
Other income (expense) --
 net                             1.3       (0.5)       0.4       (2.2)
                           ---------- ---------- ---------- ----------
Earnings before income
 taxes                          43.0       36.7       92.5      105.1

Income tax expense             (14.8)     (15.7)     (30.4)     (39.6)
                           ---------- ---------- ---------- ----------
Net earnings               $    28.2  $    21.0  $    62.1  $    65.5
                           ========== ========== ========== ==========

Earnings per share:
 Basic                     $    0.48  $    0.36  $    1.07  $    1.13
 Diluted                   $    0.48  $    0.36  $    1.05  $    1.12

Weighted-average shares
 outstanding:
 Basic                          58.2       57.9       58.2       57.8
 Effect of dilutive
  options                        0.6        0.7        0.9        0.6
                           ---------- ---------- ---------- ----------
 Diluted                        58.8       58.6       59.1       58.4
                           ========== ========== ========== ==========

                         SNAP-ON INCORPORATED
                   Supplemental Segment Information
                        (Amounts in millions)
                             (unaudited)

                            Three Months Ended     Nine Months Ended
                           --------------------- ---------------------
                             2006       2005       2006       2005
                           ---------- ---------- ---------- ----------

Net sales:
Snap-on Tools Group        $   243.9  $   244.8  $   763.4  $   761.2
Commercial and Industrial
 Group                         287.0      262.4      874.2      851.0
Diagnostics and
 Information Group             131.7      100.4      379.8      332.0
                           ---------- ---------- ---------- ----------
Segment net sales              662.6      607.6    2,017.4    1,944.2
Intersegment eliminations      (63.1)     (53.5)    (200.0)    (199.0)
                           ---------- ---------- ---------- ----------
Total net sales            $   599.5  $   554.1  $ 1,817.4  $ 1,745.2

Financial services revenue      11.3       13.1       34.2       43.4
                           ---------- ---------- ---------- ----------
Total revenues             $   610.8  $   567.2  $ 1,851.6  $ 1,788.6
                           ========== ========== ========== ==========

Operating earnings:
Snap-on Tools Group (a)    $    15.7  $    20.1  $    22.4  $    61.6
Commercial and Industrial
 Group                          23.3       17.8       74.0       46.7
Diagnostics and
 Information Group              16.5       11.8       40.6       34.8
Financial Services               3.0        3.6        8.0       12.9
                           ---------- ---------- ---------- ----------
Segment operating earnings      58.5       53.3      145.0      156.0
Corporate                      (12.3)     (10.5)     (39.3)     (31.6)
                           ---------- ---------- ---------- ----------
Operating earnings         $    46.2  $    42.8  $   105.7  $   124.4

Interest expense                (4.5)      (5.6)     (13.6)     (17.1)
Other income (expense) --
 net                             1.3       (0.5)       0.4       (2.2)
                           ---------- ---------- ---------- ----------
Earnings before income
 taxes                     $    43.0  $    36.7  $    92.5  $   105.1
                           ========== ========== ========== ==========

(a) Year-to-date 2006 segment operating earnings of $22.4 million for the Snap-on Tools Group includes the estimated $38.0 million pretax litigation settlement charge recorded in the second quarter of 2006.

                         SNAP-ON INCORPORATED
                Consolidated Statements of Cash Flows
                        (Amounts in millions)
                             (unaudited)

                                               Three Months Ended
                                           ---------------------------
                                           September 30,  October 1,
                                               2006          2005
                                           ------------- -------------

Operating activities
Net earnings                               $       28.2  $       21.0
Adjustments to reconcile net earnings to
 net cash provided (used) by operating
 activities:
  Depreciation                                     11.0          11.6
  Amortization of other intangibles                 0.8           0.6
  Stock-based compensation expense                  4.8             -
  Deferred income tax provision (benefit)         (15.7)          6.6
  Loss (gain) on sale of assets                     0.1          (0.8)
  Gain on mark to market for cash flow
   hedges                                             -          (0.2)
Changes in operating assets and
 liabilities:
  (Increase) decrease in receivables               10.8           3.9
  (Increase) decrease in inventories                0.4          39.2
  (Increase) decrease in prepaid and other
   assets                                           9.6          14.3
  Increase (decrease) in accounts payable          14.8         (36.6)
  Increase (decrease) in accruals and
   other liabilities                               12.1           6.0
                                           ------------- -------------
Net cash provided by operating activities          76.9          65.6

Investing activities
Capital expenditures                              (11.6)         (8.8)
Proceeds from disposal of property and
 equipment                                          0.2           2.5
                                           ------------- -------------
Net cash used in investing activities             (11.4)         (6.3)

Financing activities
Net increase (decrease) in short-term
 borrowings                                         0.1          (0.1)
Purchase of treasury stock                        (25.2)         (4.9)
Proceeds from stock purchase and option
 plans                                             28.3           7.7
Excess tax benefits from stock-based
 compensation                                       2.7             -
Cash dividends paid                               (15.9)        (14.4)
                                           ------------- -------------
Net cash used in financing activities             (10.0)        (11.7)

Effect of exchange rate changes on cash
 and cash equivalents                               0.4           0.1
                                           ------------- -------------
Increase in cash and cash equivalents              55.9          47.7

Cash and cash equivalents at beginning of
 period                                           190.1         130.6
                                           ------------- -------------
Cash and cash equivalents at end of period $      246.0  $      178.3
                                           ============= =============

Supplemental cash flow disclosures
Cash paid for interest                     $       (7.2) $       (6.8)
Net cash paid for income taxes                    (19.7)         (1.1)

                         SNAP-ON INCORPORATED
                Consolidated Statements of Cash Flows
                        (Amounts in millions)
                             (unaudited)

                                               Nine Months Ended
                                         -----------------------------
                                         September 30,   October 1,
                                             2006           2005
                                         ------------- ---------------

Operating activities
Net earnings                             $       62.1  $         65.5
Adjustments to reconcile net earnings to
 net cash provided (used) by operating
 activities:
  Depreciation                                   35.4            37.3
  Amortization of other intangibles               1.6             2.3
  Stock-based compensation expense               11.7               -
  Deferred income tax provision
   (benefit)                                    (18.1)           10.6
  Gain on sale of assets                         (0.3)           (1.4)
  Gain on mark to market for cash flow
   hedges                                        (0.2)           (0.4)
Changes in operating assets and
 liabilities:
  (Increase) decrease in receivables             (1.3)           10.0
  (Increase) decrease in inventories            (19.2)           (2.4)
  (Increase) decrease in prepaid and
   other assets                                  (5.4)           27.4
  Increase (decrease) in accounts
   payable                                       28.8           (51.3)
  Increase (decrease) in accruals and
   other liabilities                             55.8            19.1
                                         ------------- ---------------
Net cash provided by operating
 activities                                     150.9           116.7

Investing activities
Capital expenditures                            (31.5)          (27.8)
Proceeds from disposal of property and
 equipment                                       11.2             7.4
                                         ------------- ---------------
Net cash used in investing activities           (20.3)          (20.4)

Financing activities
Net decrease in short-term borrowings            (8.4)          (19.1)
Purchase of treasury stock                      (83.5)          (17.6)
Proceeds from stock purchase and option
 plans                                           74.3            19.4
Excess tax benefits from stock-based
 compensation                                     8.8               -
Cash dividends paid                             (47.7)          (43.3)
                                         ------------- ---------------
Net cash used in financing activities           (56.5)          (60.6)

Effect of exchange rate changes on cash
 and cash equivalents                             1.5            (7.4)
                                         ------------- ---------------
Increase in cash and cash equivalents            75.6            28.3

Cash and cash equivalents at beginning
 of period                                      170.4           150.0
                                         ------------- ---------------
Cash and cash equivalents at end of
 period                                  $      246.0  $        178.3
                                         ============= ===============

Supplemental cash flow disclosures
Cash paid for interest                   $      (15.0) $        (17.6)
Net cash refunded (paid) for income
 taxes                                          (35.7)            3.9

                         SNAP-ON INCORPORATED
                     Consolidated Balance Sheets
                        (Amounts in millions)
                             (unaudited)

                                           September 30, December 31,
                                              2006           2005
                                          -------------- -------------

Assets
 Cash and cash equivalents                $       246.0  $      170.4
 Accounts receivable -- net of allowances         502.4         485.9
 Inventories                                      312.6         283.2
 Deferred income tax benefits                      81.4          76.3
 Prepaid expenses and other assets                 69.4          57.1
                                          -------------- -------------
  Total current assets                          1,211.8       1,072.9

 Property and equipment -- net                    279.9         295.5
 Deferred income tax benefits                      66.8          57.8
 Goodwill                                         419.6         398.3
 Other intangibles -- net                          65.2          64.0
 Pension assets                                    20.7          20.6
 Other assets                                     105.5          99.3
                                          -------------- -------------
  Total Assets                            $     2,169.5  $    2,008.4
                                          ============== =============

Liabilities
 Accounts payable                         $       168.0  $      135.4
 Notes payable and current maturities
  of long-term debt                                17.7          24.8
 Accrued benefits                                  32.7          35.4
 Accrued compensation                              75.4          62.2
 Franchisee deposits                               43.3          44.4
 Deferred subscription revenue                     19.0          26.6
 Income taxes                                      36.5          33.1
 Accrued litigation settlement                     38.0             -
 Other accrued liabilities                        169.4         144.2
                                          -------------- -------------
  Total current liabilities                       600.0         506.1

 Long-term debt                                   198.1         201.7
 Deferred income taxes                             73.1          75.3
 Retiree health care benefits                      89.3          90.8
 Pension liabilities                              107.1          92.7
 Other long-term liabilities                       70.5          79.6
                                          -------------- -------------
  Total Liabilities                             1,138.1       1,046.2
                                          -------------- -------------

Shareholders' Equity
 Common stock                                      67.1          67.0
 Additional paid-in capital                       120.8         113.3
 Retained earnings                              1,158.2       1,143.8
 Accumulated other comprehensive income
  (loss)                                           (8.4)        (56.6)
 Grantor Stock Trust at fair market value         (37.8)       (120.3)
 Treasury stock at cost                          (268.5)       (185.0)
                                          -------------- -------------
  Total Shareholders' Equity                    1,031.4         962.2
                                          -------------- -------------
  Total Liabilities and Shareholders'
   Equity                                 $     2,169.5  $    2,008.4
                                          ============== =============

                         SNAP-ON INCORPORATED
            Reconciliation of Non-GAAP Financial Measures
             (Amounts in millions, except per share data)
                             (unaudited)

                               Three Months Ended   Nine Months Ended
                               ---------------------------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
1) Operating earnings
   As reported                 $   46.2  $   42.8  $  105.7  $  124.4
   Litigation settlement
    pretax                            -         -      38.0         -
                               --------- --------- --------- ---------
   As adjusted                 $   46.2  $   42.8  $  143.7  $  124.4
                               ========= ========= ========= =========


2) Net earnings
   As reported                 $   28.2  $   21.0  $   62.1  $   65.5
   Litigation settlement, net
    of tax of $14.6 million           -         -      23.4         -
   U.S. tax impact from
    repatriation of foreign
    earnings                          -       2.8         -       2.8
                               --------- --------- --------- ---------
   As adjusted                 $   28.2  $   23.8  $   85.5  $   68.3
                               ========= ========= ========= =========

   Diluted EPS
   As reported                 $   0.48  $   0.36  $   1.05  $   1.12
   Litigation settlement, net
    of tax of $14.6 million           -         -      0.40         -
   U.S. tax impact from
    repatriation of foreign
    earnings                          -      0.05         -      0.05
                               --------- --------- --------- ---------
   As adjusted                 $   0.48  $   0.41  $   1.45  $   1.17
                               ========= ========= ========= =========

3) Snap-on Tools Group
   Segment operating earnings,
    as reported                $   15.7  $   20.1  $   22.4  $   61.6
   Litigation settlement
    pretax                            -         -      38.0         -
                               --------- --------- --------- ---------
   As adjusted                 $   15.7  $   20.1  $   60.4  $   61.6
                               ========= ========= ========= =========

Snap-on is providing the above reconciliation of non-GAAP financial measures as management believes that these non-GAAP measures provide a more meaningful year-over-year comparison of the company's 2006 operating performance. The non-GAAP measures exclude the estimated $38.0 million pretax litigation settlement charge recorded in the second quarter of 2006 in the Snap-on Tools Group, and the impact of the higher U.S. income tax expense recorded in the third quarter of 2005 related to the repatriation of foreign earnings under the American Jobs Creation Act.

    CONTACT: Snap-on Incorporated
             Martin M. Ellen, 262-656-6462 (Investors)
             Richard Secor, 262-656-5561 (Media)
             www.snapon.com